Exhibit 99.(d)(4)

DISCRETIONARY PORTFOLIO MANAGEMENT CONTRACT

Between each of

Venerable Investment Advisers, LLC

and

Franklin Advisers, Inc.

and

[Insert Money Manager’s Name Here]

Effective Date:
Termination Date:

DISCRETIONARY PORTFOLIO MANAGEMENT CONTRACT

Dated ________________________________.

Between each of:

Venerable Investment Advisers, LLC (“VIA”), the manager for Venerable Variable Insurance Trust (the “Investment Company”); and

Franklin Advisers, Inc. (“FAV”), the sub-manager for the Investment Company; and

___________________ (“Money Manager”).

WHEREAS, VIA acts as the manager of the Investment Company pursuant to the terms of a Management Agreement with the Investment Company. VIA is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Act”).

WHEREAS, FAV acts as a sub-adviser of the Investment Company pursuant to the terms of a Sub-Management and Compliance Services Agreement with the Investment Company and VIA. FAV is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Act.

WHEREAS, Investment Company, a Delaware statutory trust, is registered as an open-end management investment company under the Act and is subject to the rules and regulations promulgated thereunder (the “Rules”). The Investment Company is a “series” company. The Investment Company issues shares evidencing beneficial interests in separate investment portfolios, each with different investment objectives and policies (individually, a “Fund” and collectively, the “Funds”).

WHEREAS, VIA has overall responsibility for the management of each Fund and has engaged FAV to provide the day-to-day management of certain Funds’ portfolios pursuant to investment guidelines provided by VIA.

WHEREAS, VIA and FAV desire that portfolio management organizations appointed by VIA and FAV, subject to the pre-approval of the Board of Trustees of the Investment Company (the “Board”), provide portfolio management services to certain Funds’ investment portfolios, or a portion thereof.

WHEREAS, VIA, FAV and Money Manager desire to enter into this Discretionary Portfolio Management Contract (this “Contract”), pursuant to which Money Manager will serve as a discretionary money manager to the Fund(s) of the Investment Company as designated on Exhibit A. The Money Manager will be an “investment adviser” to such Fund(s) as defined in Section 2(a)(20) of the Act.

Now, therefore, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1.	Appointment as a Money Manager.

(a)	VIA and FAV, being duly authorized, hereby appoint and employ Money Manager as a discretionary money manager to the Fund(s) of the Investment Company as designated on Exhibit A, on the terms and conditions set forth herein, for those assets of the Fund(s) which FAV, as an investment adviser for Investment Company, determines to assign to Money Manager (those assets being referred to for the Fund(s) individually and collectively as the “Fund Account”) in accordance with the investment guidelines for the Fund(s) provided by VIA to FAV. The Money Manager acknowledges and agrees that FAV may determine at any given time that no Fund assets will be assigned to Money Manager.

(b)	Money Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in this Contract or another writing by VIA, FAV, or the Investment Company to the Money Manager, have no authority to act for or be deemed an agent of VIA, FAV, the Investment Company, or the Fund Account in any way.

2.            Acceptance of Appointment. Money Manager accepts the appointment as a discretionary money manager and agrees to manage the Fund Account in accordance with the terms and conditions of this Contract. In performing its obligations under this Contract, the Money Manager may not delegate performance of its investment advisory services to any other person or entity, including any one or more of its affiliates.

3.            Standard of Performance. The Money Manager shall exercise all due diligence and vigilance in carrying out its functions, powers, and duties under this Contract including the degree of care, diligence, and skill that a reasonably prudent manager would exercise under the circumstances.

4.            Portfolio Management Services of Money Manager.

(a)	Money Manager is hereby employed and authorized to select portfolio securities for investment by the Fund Account, to determine to purchase and sell securities of the Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with this Contract.

(b)	In providing portfolio management services to and in exercising any investment discretion for the Fund Account, Money Manager shall be subject to and shall comply with:

(i)	The Act, the Rules, and any other requirement of state or federal laws including the rules, regulations and policy statements approved or issued by the Securities and Exchange Commission (the “SEC”) thereunder and all applicable laws in the jurisdiction where the Money Manager is located or in which the Fund Account invests, as amended from time to time (collectively, “Relevant Law”),

(ii)	The Investment Guidelines (as defined in Section 5) of the Fund Account furnished pursuant to Section 5,

(iii)	This Contract,

(iv)	The investment restrictions, objectives, strategies, and policies set forth in the then current prospectus and statement of additional information of the Fund(s), as amended from time to time (the “Disclosure Documents”),

(v)	The Fund’s policies and procedures pursuant to Rule 38a-1 under the Act,

(vi)	The supervision and control of the Board,

(vii)	Such specific instructions as the Board, VIA, or FAV may adopt and communicate to Money Manager, and

(viii)	Any other instructions from VIA or FAV.

Money Manager shall immediately notify VIA or FAV, as applicable, if it is unable to comply with any of the foregoing.

(c)	Money Manager shall monitor its compliance with the Investment Guidelines and the Disclosure Documents at all times and shall report to FAV as promptly as reasonably practicable any transactions or holdings that may be in violation of the Investment Guidelines or the Disclosure Documents. Money Manager shall have the sole obligation to correct any violation of the Investment Guidelines or Disclosure Documents and shall reimburse VIA, FAV, the Fund(s) or Fund Account, for any and all losses, costs or damages resulting from such violation if such violation was due to the negligence of the Money Manager.

(d)	If for any reason which is beyond the control of the Money Manager, including market movements, contributions to or withdrawals from the Fund Account, or a change in the nature of any investment (whether through change in business activity or credit rating), the Fund Account ceases to comply with the Investment Guidelines or the Disclosure Documents, then the Money Manager must promptly remedy the non-compliance.

(e)	VIA and FAV may, at any time, instruct Money Manager in the performance of Money Manager’s functions. Money Manager is not required to act on any instructions which it knows would violate Relevant Law, provided it advises VIA or FAV, as applicable, in writing and provides reasonable detail regarding the reason(s) for noncompliance.

(f)	At FAV’s reasonable request, Money Manager will consult with FAV with respect to any decision made by it with respect to the investments of the Fund Account.

(g)	FAV may authorize a withdrawal from the Fund Account in cash or in assets of the Fund Account. Money Manager must use reasonable endeavors to satisfy such instruction promptly.

(h)	FAV must advise Money Manager of any additional money made available for investment and management pursuant to this Contract, prior to transfer into the Fund Account’s account at the Custodian.

(i)	To the extent Money Manager, on behalf of the Fund, (i) acquires any security in reliance on Rule 10f-3 under the Act; (ii) acquires any security in reliance on Rule 12d3-1 under the Act; or (iii) engages in any transaction in reliance on Rule 17a-10 under the Act, it shall not, with respect to transactions of the Fund in securities or other assets, consult with the other sub-adviser or money manager causing (or whose affiliated person is causing) the need for the acquisition or transaction to rely on such Rule.

(j)	Understanding that the Fund is valued on a daily basis, Money Manager shall provide timely assistance to VIA and/or the Fund’s administrator in determining or confirming, consistent with the policies stated in the Fund’s Disclosure Documents, the value of any portfolio securities or other assets in the Fund Account for which VIA and/or the Fund’s administrator seeks assistance from Money Manager or identifies for review by Money Manager. This assistance shall include (but is not limited to):

(i)	designating and providing access to one or more employees of Money Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employee(s) shall be made available by Money

Manager for consultation with VIA and/or the Fund’s administrator upon reasonable advance notice;

(ii)	upon request, assisting VIA and/or the Fund’s administrator in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities or other assets held in the Fund Account (to the extent reasonably practicable);

(iii)	upon request, confirming pricing and/or providing recommendations for fair valuations of securities or other assets where a market value is not readily available or has otherwise been deemed by Money Manager to be not reliable (e.g., “Level 3” assets within the ASC 820 fair value hierarchy);

(iv)	taking into account the time sensitive nature of the matter, promptly informing VIA and/or the Fund’s administrator of significant developments that in the judgment of Money Manager affect the value of any security or other asset held in the Fund Account with respect to the aforementioned fair valuation recommendations that have been made by the Money Manager; and

(v)	maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to VIA and/or the Fund’s administrator upon request, with such records being deemed Fund records.

5.            Investment Objectives, Policies and Restrictions. FAV shall provide Money Manager with a statement of the investment objectives and policies of the Fund Account and any specific investment restrictions applicable thereto, as amended from time to time (the “Investment Guidelines”), the Disclosure Documents, and the applicable Fund policies and procedures. FAV retains the right, on written notice to Money Manager from FAV, to modify the Investment Guidelines in any manner at any time and Money Manager shall comply with the amended Investment Guidelines in accordance with the timelines established for such change.

6.            Transaction Procedures.

(a)	All transactions in the assets of the Fund Account will be consummated by payment to or delivery by State Street Bank & Trust Company or any successor custodian identified in writing by FAV to Money Manager (the “Custodian”), or such depositories, or agents, as may be designated by the Custodian, as custodian for the Investment Company, of all cash and/or securities due to or from the Fund Account. Money Manager shall not have possession or custody of any assets of the Fund Account.

(b)	Money Manager shall (i) advise the Custodian of all investment orders for the Fund Account placed by it in the manner instructed to Money Manager by the Custodian, VIA, and/or FAV and (ii) reconcile its Fund Account records to the month end statements from the Custodian within the later of seven (7) business days following month end or three (3) business days after receipt and resolve any differences with the Custodian. Money Manager will provide copies of these monthly reconciliations to VIA or FAV if requested. Additionally, Money Manager shall establish connectivity with SS&C Technologies, Inc. or any successor agent identified in writing by VIA or FAV and deliver daily trade and position files in the manner determined by FAV.

(c)	Notwithstanding Section 13 hereof, (i) if a Money Manager’s instructions to the Custodian cause an overdraft in the Fund Account, Money Manager shall bear the expense of any resulting Custodian overdraft fees; and (ii) if an error or delay caused by Money Manager in the daily executed securities trade information provided by Money Manager to the Custodian causes an error in the computation of the Fund’s net asset value that results in a loss to the Fund, Money Manager shall reimburse the Fund for the amount of the Fund’s loss in accordance with the Investment Company’s NAV Error Correction Procedures.

7.            Brokerage. Subject to the provisions of this Section 7 and any restrictions described in Section 4, Money Manager shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by Money Manager, and for the selection of the markets on/in which the transaction will be executed. References in this Contract to “brokers”, “dealers”, and “broker-dealers” shall be deemed to include any other type of counterparty, unless the context otherwise requires.

(a)	In doing so, the Money Manager’s primary objective shall be to seek to select a broker-dealer that can be expected to obtain the best execution for the Investment Company. However, this responsibility shall not be deemed to obligate the Money Manager to solicit competitive bids for each transaction; and Money Manager shall have no obligation to seek the lowest available commission cost to Investment Company, so long as Money Manager believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker or dealer can be expected to obtain the best execution on a particular transaction and that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available by the broker to Money Manager viewed in terms of either that particular transaction or of Money Manager’s overall responsibilities with respect to its clients, including the Investment Company, as to which Money Manager exercises investment discretion, notwithstanding that Investment Company may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge Investment Company a lower commission on the particular transaction.

(c)	Money Manager agrees that it will not execute any portfolio transactions with a broker or dealer which is an “affiliated person” (as defined in the Act) of VIA, FAV, or Money Manager except pursuant to Investment Company’s Rule 17e-1 Policies and Procedures for Affiliated Brokerage Transactions. FAV agrees that it will provide Money Manager with a list of brokers and dealers that are “affiliated persons” of each of VIA and FAV.

(d)	On occasions when the Money Manager deems the purchase or sale of a security or futures contract to be in the best interest of the Investment Company as well as other advisory clients of the Money Manager, the Money Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Money Manager in the manner the Money Manager considers to be the most equitable and consistent with its fiduciary obligations to the Investment Company and to such other clients.

(e)	Money Manager may execute all documents and agreements with brokers and dealers for the purposes of managing the Fund Accounts provided that: (i) the Money Manager does not contravene the Investment Guidelines or Disclosure Documents; (ii) should the Money Manager aggregate transactions of the Fund Account with other client accounts managed by the Money Manager, any liability or amounts due from other client accounts will not be attributable or chargeable to the Fund Account; and (iii) Money Manager shall reasonably determine that the terms of any such document or contract are not disadvantageous to the Fund and that the interests of the Fund are adequately protected.

(f)	As used in this Section 7, “brokerage and research services” shall have the meaning defined in Section 28(e)(3) of the Securities Exchange Act of 1934.

8.            Responsibilities Regarding Proxy Voting and Legal Proceedings.

(a)	Exercise of Voting Rights. Money Manager shall not vote any proxies solicited by or with respect to the issuers of securities in which assets of the Fund Account may be invested and will promptly forward any proxies it may receive as directed by FAV. If Money Manager requests that FAV vote a proxy in a specified manner, such request by Money Manager, which shall not be binding upon FAV, shall be made on the sole basis that such vote is in the best interests of the Investment Company’s shareholders and is in accordance with applicable state and federal law, statutes, rules and regulations governing the voting of proxies by registered investment advisers, investment companies and fiduciaries. Each such request shall be accompanied by information satisfactory to FAV explaining the requested vote which information shall set forth any interest, direct or indirect, of Money Manager in the outcome of the vote. In connection with each such request, Money Manager shall be deemed to have made a representation to FAV and the Investment Company that such request has been made in compliance with this Section 8 and that all information provided in connection with such request is accurate and complete in all material respects.

(b)	Legal Proceedings. Responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issuer of securities held in or formerly held in the Fund Account or to advise or take any action with respect to any litigation shall remain with VIA, and Money Manager shall not have any responsibility to, and shall not, initiate, consider or participate in any such matters on behalf of VIA or the Fund Account. However, Money Manager shall reasonably consult with VIA at VIA’s request in this regard.

9.            Reports and Records. Money Manager shall:

(a)	Maintain on behalf of the Investment Company the records listed in Exhibit B hereto (as amended from time to time) and any other records that are required to be maintained under any other applicable federal or state law relating to the services it provides hereunder.

(b)	Provide, upon request, information which is complete and accurate in all material respects to the extent the necessary information is within the reasonable control of Money Manager, as to the making of, and return on, the investments in the Fund Account and as is necessary to enable VIA and FAV to assess the Money Manager and otherwise to comply with Relevant Law.

(c)	Keep the Fund Account under review and confer with VIA or FAV as VIA or FAV may reasonably request regarding the investment and management of the Fund Account.

(d)	Provide VIA or FAV with such periodic reports concerning the status of the Fund Account as VIA or FAV may from time to time reasonably request.

(e)	With the consent of VIA or FAV, or as required by law upon notice to VIA or FAV, give any information and assistance and make available any records relating to the Fund Account reasonably required by the auditors of the Fund, or to the SEC or any other governmental or regulatory authority or as required by law or any court of competent jurisdiction.

(f)	Promptly provide to VIA or FAV any other information required by Investment Company to fulfill Investment Company’s obligations under its Declaration of Trust or any Relevant Law and complete returns to regulatory authorities, including taxation authorities, and, if requested by VIA or FAV, promptly provide the information required by VIA, FAV and/or Investment Company to fulfill its obligations.

(g)	Provide access to, and a copy of, the accounts and other records relating to the Fund Account whenever reasonably requested by VIA or FAV to any person duly authorized by VIA or FAV.

(h)	Within ten (10) business days of each calendar quarter end, Money Manager’s compliance officer shall complete and deliver a compliance questionnaire to VIA and/or FAV (and FAV may provide any such questionnaire to VIA), certifying that no material breaches of policy or procedures have occurred in relation to the Fund Account.

10.          Fees for Services. The compensation of Money Manager for its services under this Contract shall be paid by FAV, acting as the sub-adviser for Investment Company, in accordance with the attached Exhibit C (which may include multiple exhibits covering different fee schedules for different Funds, as agreed between the parties from time to time). The Money Manager agrees to look solely to FAV for payment of amounts payable to Money Manager hereunder. Money Manager shall disclose to VIA and FAV any monetary benefit, fee or commission received by it or any affiliate in relation to the investment of the Fund Account.

11.          Other Investment Activities of Money Manager. VIA and FAV acknowledge that Money Manager, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities (“Affiliated Accounts”). Subject to the provisions of Section 3 hereof, VIA and FAV agree that Money Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from advice given or the timing or nature of action taken with respect to the Fund Account, provided that Money Manager acts in good faith, and provided, further, that it is Money Manager’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund Account and any specific investment restrictions applicable thereto. VIA and FAV acknowledge that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which may involve the Fund Account or otherwise. Money Manager shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and VIA and FAV shall have no first refusal, coinvestment or other rights in respect of any such investment, either for the Fund Account or otherwise.

12.          Certificate of Authority. From time to time, each party shall provide to the other and/or to a third party as directed by the other party a certified list of officers and employees who are authorized to act on its behalf (the “Authorized Persons”). Each party may rely on any instruction that it reasonably believes to have been given by an Authorized Person. Exhibit D sets forth those persons who are authorized to: (a) execute this Contract and any amendments to the Contract; and (b) amend the Investment Guidelines. Each party may amend its list of Authorized Persons upon written notice to the other party.

13.          Limitation of Liability; Indemnification.

(a)	In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties hereunder on the part of Money Manager, neither Money Manager nor any of its directors, officers, or employees shall be subject to liability to VIA, FAV, the Investment Company, or any shareholder of the Investment Company for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security or other instrument by the Fund. Notwithstanding the foregoing, federal and state securities laws (and ERISA, if applicable) impose liability under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that Investment Company, VIA and/or FAV may have under federal or state securities laws of the United States of America or under any other applicable law (including ERISA, if applicable).

(b)	Notwithstanding Section 13(a), to the extent that VIA or FAV is found by a court of competent jurisdiction, the SEC, or any other regulatory agency to be liable to the Investment Company or any shareholder of the Investment Company (a “liability”) for any acts undertaken by Money Manager pursuant to this Contract, Money Manager shall indemnify VIA, FAV and each of their respective affiliates, officers, directors and employees (each a “VIA or FAV Indemnified Party”)

from, against, for and in respect of all losses, damages, costs and expenses incurred by the VIA or FAV Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such VIA or FAV Indemnified Party, in connection with such liability.

(c)	To the extent that Money Manager is found by a court of competent jurisdiction, the SEC, or any other regulatory agency to be liable to the Investment Company or any shareholder of the Investment Company (a “liability”) for any acts undertaken by FAV, FAV shall indemnify the Money Manager and each of its affiliates, officers, directors and employees (each a “Money Manager Indemnified Party”) from, against, for and in respect of all losses, damages, costs and expenses incurred by the Money Manager Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Money Manager Indemnified Party, in connection with such liability.

(d)	To the extent that Money Manager is found by a court of competent jurisdiction, the SEC, or any other regulatory agency to be liable to the Investment Company or any shareholder of the Investment Company (a “liability”) for any acts undertaken by VIA, VIA shall indemnify each Money Manager Indemnified Party from, against, for and in respect of all losses, damages, costs and expenses incurred by the Money Manager Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Money Manager Indemnified Party, in connection with such liability.

(e)	No party hereto shall bear any liability to the other parties for any loss of profits (whether direct or indirect), or for any indirect, incidental, consequential, or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such claim may be brought.

14.          Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Contract, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Money Manager understands that the holdings, performance or any other information regarding the Fund Account managed by the Money Manager is the property of the Fund and may be used by the Fund or by VIA or FAV as the Fund’s agent in their discretion, including with respect to VIA’s or FAV’s investment advisory services to the Fund. Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. No party shall disclose Confidential Information except: (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with at least 15 days prior written notice (or, if 15 days prior written notice is not possible given the terms of the order, with prompt verbal notice followed by next day written notice), shall seek, or permit the disclosing party to seek, a protective order or equivalent to the extent one does not already apply, and shall comply with the terms of any such protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible; provided further that with respect to (b) and (c), the receiving party shall only disclose such Confidential Information as is minimally required to respond to the order or inquiry, based upon the advice of counsel.

No party will make use of any Confidential Information except as expressly authorized in this Contract or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed to the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Contract.

Notwithstanding anything herein to the contrary, each party to this Contract may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

15.          Assignment. No assignment, as that term is defined in Section 2(a)(4) of the Act, of this Contract shall be made by Money Manager, and this Contract shall terminate automatically in the event that it is assigned.

Money Manager shall notify VIA and FAV in writing of: (1) any proposed change in ownership of Money Manager that may be considered to be a change of control (as defined in Section 2(a)(9) of the Act) of Money Manager; and (2) whether or not an assignment as defined in Section 2(a)(4) of the Act will result. If Money Manager determines that a proposed ownership change described in (1) above does not constitute a change of control as defined in Section 2(a)(9) of the Act, Money Manager shall provide VIA and FAV, at Money Manager’s expense, an independent legal opinion stating that no change of control as defined in Section 2(a)(9) will occur as a result of the ownership change (the “Legal Opinion”). If Money Manager would not otherwise obtain a Legal Opinion, VIA or FAV may, in its sole discretion, determine that Money Manager may provide an independent legal memorandum in lieu of the Legal Opinion.

The written notice required by the preceding paragraph shall be provided at least 90 days in advance of the ownership change to enable VIA and FAV to review the Legal Opinion or legal memorandum and, if required, take the steps necessary to consider a new Contract with Money Manager, including seeking the approval of the Board as required pursuant to the Act, and create, file and deliver a supplement to its Disclosure Documents. Money Manager agrees to: (a) bear the reasonable expenses of supplementing the Disclosure Documents and any marketing or other materials and of notifying Fund(s) shareholders and regulators of any such assignment by Money Manager or change in control of Money Manager as VIA or FAV reasonably deems necessary; (b) bear the reasonable expenses, including meeting fees and travel costs, of a special meeting of the Board if a special meeting of the Board is required to be called to approve any such assignment by Money Manager or change in control of Money Manager as a result of Money Manager not providing sufficient notice for the consideration by the Board of a new Contract at a regularly scheduled meeting; and (c) bear the reasonable legal expenses associated with the foregoing, including expenses of Fund counsel and counsel to the independent trustees of the Board.

16.          Representations, Warranties and Agreements of VIA. VIA represents, warrants and agrees that:

(a)	Money Manager has been duly appointed by the Investment Company Board to provide investment services to the Fund Account as contemplated hereby.

(b)	The organization of the Investment Company complies with the requirements imposed upon the Investment Company by Relevant Law.

(c)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify Money Manager of any cybersecurity breach which may affect Money Manager.

(d)	It has received Part 2 of Money Manager’s Form ADV on or before its execution of this Contract.

17.          Representations, Warranties and Agreements of FAV. FAV represents, warrants and agrees that:

(a)	It will deliver to Money Manager a true and complete copy of the Fund’s current Disclosure Documents and applicable policies and procedures as effective from time to time, such other documents or instruments governing the investments of Fund Account, and such other information as is necessary for Money Manager to carry out its obligations under this Contract.

(b)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify Money Manager of any cybersecurity breach which may affect Money Manager.

(c)	It has received Part 2 of Money Manager’s Form ADV on or before its execution of this Contract.

18.          Representations, Warranties and Agreements of Money Manager. Money Manager represents, warrants and agrees that:

(a)	It is registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Advisers Act”).

(b)	It will maintain, keep current and preserve on behalf of the Investment Company, in the manner required or permitted by the Act, the records identified in Exhibit B. Money Manager agrees that such records (other than those required by No. 4 of Exhibit B) are the property of the Investment Company, and will be surrendered to the Investment Company promptly upon request. Money Manager may retain copies of such records, subject to the continued applicability of the confidentiality provisions set forth in Section 14 of this Contract for as long as Money Manager retains such copies.

(c)	It has adopted, maintains and enforces a written code of ethics complying with the requirements of Rule 17j-1 under the Act, will provide to FAV a copy of the code of ethics, and will make such reports to FAV as required by Rule 17j-1 under the Act, including but not limited to: (i) certifying on a quarterly basis that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied with the requirements under Rule 17j-1 during the previous quarter, or if not, explain what the Money Manager has done to seek to ensure such compliance in the future and (ii) furnishing on a quarterly basis a certificate in a form reasonably agreed between FAV, the Investment Company CCO and the Money Manager, which will address the requirements of Rule 17j-1 and Rule 38a-1 under the Act, concerning the Money Manager’s code of ethics and compliance program. The Money Manager shall notify VIA and FAV promptly of any material violation of the Money Manager’s code of ethics involving a Fund. Upon reasonable request of the Board or the Investment Company CCO on behalf of the Funds or VIA or FAV with respect to violations of the Money Manager’s code of ethics involving a Fund, the Money Manager will permit representatives of the Investment Company, including the Investment Company CCO, or VIA or FAV to examine reports (or summaries of the reports) required to be made by Rule 17j-1 relating to enforcement of the Money Manager’s code of ethics. The Money Manager will provide such additional information regarding violations of its code of ethics as the Board or the Investment Company CCO on behalf of the Funds or VIA or FAV may reasonably request in order to assess the functioning of the Money Manager’s code of ethics or any harm caused to a Fund from a violation of the Money Manager’s code of ethics. Further, the Money Manager represents and warrants that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Money Manager and its employees.

(d)	In accordance with Rule 206(4)-7 under the Advisers Act, it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by Money Manager and its supervised persons (as such term is defined in the Advisers Act) of the Advisers

Act and the rules the SEC has adopted under the Advisers Act and to the extent that Money Manager’s activities or services could reasonably be expected to materially affect the Fund Account, Money Manager has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1) by the Fund Account. Money Manager will promptly notify FAV upon detection of any material violations of Money Manager's compliance policies and procedures that relate to its activities or duties hereunder.

(e)	If Money Manager is a partnership, it will notify FAV of any changes in the membership of its partnership within a reasonable time after such change.

(f)	It is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator.

(g)	It maintains insurance coverage in an appropriate amount and shall upon request provide to VIA or FAV any information it may reasonably require concerning the amount of or scope of such insurance.

(h)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify VIA or FAV, as applicable, of any cybersecurity breach which may affect VIA, FAV, the Investment Company, or Money Manager's duties under this Contract.

(i)	It has a reasonably prudent disaster recovery plan, business continuity plan or similar plan and, in the case of a force majeure event, will use commercially reasonable endeavors to mitigate the effect of any such event, carry out its obligations under this Contract and resume the performance of its obligations as soon as reasonably possible.

19.          Marketing Materials and Use of Name.

(a)	VIA and the Investment Company may use Money Manager’s or its affiliates’ name, logo, trademarks, service marks, and/or tradenames (“Money Manager Property”) only: (1) to identify Money Manager as a money manager to the Investment Company, as required by law or governmental regulations; (2) in marketing materials for the Investment Company, provided that such use is limited to: (a) identifying Money Manager and the services performed for the Investment Company by the Money Manager; and (b) providing biographical information about the Money Manager that is accurately derived from information provided by or made public by Money Manager or its affiliates. Any other use of Money Manager Property must be expressly pre-approved in writing by Money Manager. Any change in any approved use of Money Manager Property requires prior approval in writing by the Money Manager. Money Manager shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of VIA, FAV, the Investment Company, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Investment Company, VIA and/or FAV, as applicable.

(b)	It is understood that the name of each party to this Contract, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Contract only so long as this Contract shall continue in effect. Upon termination of this Contract, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

20.          Amendment. This Contract may be amended at any time, but only by written agreement between each of VIA and FAV and Money Manager, which amendment, other than amendments to Exhibits B, D, and E, must be approved by the Board in the manner required under the Act. The Investment Guidelines may be amended by specific written instruction from an Authorized Person of FAV to the Money Manager.

21.          Effective Date; Term. This Contract shall become effective for the Fund(s) on the effective date set forth on the cover page of this Contract and shall continue in effect until the termination date set forth on the cover page of this Contract. Thereafter, the Contract shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually by the Board in the manner required under the Act.

22.          Termination.

(a)	This Contract may be terminated with respect to a Fund without the payment of any penalty:

(i)	At any time by VIA, FAV or the Investment Company upon written notice to the Money Manager;

(ii)	By Money Manager upon ninety (90) days written notice to FAV; and

(iii)	Immediately upon termination of the Management Agreement between VIA and the Investment Company with respect to the Fund or termination of the Sub-Management and Compliance Services Agreement between VIA and FAV with respect to the Fund.

(b)	Termination of this Contract does not affect any:

(i)	Transactions properly entered into prior to termination;

(ii)	Claims by Money Manager in respect of accrued management fees and expenses incurred in respect of the period prior to termination; or

(iii)	Other claims which either party may have against the other.

(c)	Promptly after any written notice of any termination of this Contract, Money Manager shall:

(i)	Notify FAV and the Custodian of any transactions that remain unsettled as of the termination date;

(ii)	Notify FAV and the Custodian of any fees, charges and expenses due Money Manager through the termination date;

(iii)	Deliver to FAV (or as FAV directs) copies of all records which may be reasonably required by FAV in respect of the Fund Account; and

(iv)	Provide FAV with a report on the Fund Account as of the termination date, including all transactions in the Fund Account since the last report.

23.          Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Contract shall be administered, construed, and enforced according to the laws of the State of Delaware excluding the laws relating to conflicts of laws.

24.          No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Contract will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

25.          Entire Agreement. This Contract contains the entire agreement between the parties with respect to its subject matter. It supersedes all earlier conduct by the parties or prior agreement between the parties with respect to its subject matter.

26.          Severance. Any provision of this Contract that is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Contract nor affect the validity or enforceability of that provision in any other jurisdiction.

27.          Third-Party Beneficiaries. The only parties to this Contract are VIA, FAV and the Money Manager, and VIA, FAV and the Investment Company are the only beneficiaries of the Money Manager’s services hereunder. The parties do not intend for this Contract to benefit any other person including, without limitation, a record owner or beneficial owner of the shares of the Investment Company.

28.          Counterparts. This Contract may be executed in any number of counterparts. All counterparts taken together will be deemed to constitute one document.

29.          Notices.

(a)	The Money Manager shall:

(i)	Notify VIA or FAV, as applicable, immediately of any instruction given to it pursuant to the terms of this Contract (including the Investment Guidelines) or of any Relevant Law which has not been complied with;

(ii)	Notify VIA and FAV immediately of any event having a significant adverse effect on the financial position of the Fund Account, with such particulars as VIA and FAV may reasonably require; and

(iii)	Notify VIA and FAV immediately if Money Manager is, or if Money Manager is of the opinion that it may soon be, in breach of any of the representations, warranties or agreements set out in this Contract.

(b)	Any notice given under this Contract shall be in writing and shall be sent to the address or email address as set out in Exhibit E or to any other address or email address that either party may specify in writing to the other. A notice shall be deemed to have been delivered:

(i)	In the case of delivery in person or by post or by reputable courier service, when delivered, received or left at the party's address; and

(ii)	In the case of delivery by email, when sent.

If delivery or receipt occurs on a day which is not a business day or is later than 4:00 p.m. (local time), it shall be taken to have been duly given at the commencement of the next business day.

30.          Limitation of Liability. The Money Manager, VIA and FAV are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agree that obligations assumed by the Investment Company pursuant to this Contract shall be limited in all cases to the Investment Company and its assets, and if the liability relates to one or more Fund(s), the obligations hereunder shall be limited to the respective assets of the Fund(s). The Money Manager, VIA and FAV further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a Fund, nor from the Trustees or any individual Trustee of the Investment

Company. The execution and delivery of this Contract by officers of VIA and FAV, acting as such, shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally.

31.          Submission of Target Portfolio.

(a)	Upon request of FAV and prior to the date that the Money Manager assumes discretionary authority in respect of the Fund Account, the Money Manager shall submit a list of securities which the Money Manager desires the portfolio of the relevant Fund Account to comprise (the “Target Portfolio”). Subsequent to the date that Money Manager assumes discretionary authority for the Fund Account, if there are substantial contributions to or withdrawals from the Fund Account, FAV may, in its discretion, request a Target Portfolio from the Money Manager and implement the Target Portfolio for the Fund Account.

(b)	It is Money Manager’s sole obligation to ensure that any Target Portfolio provided to FAV by the Money Manager is in compliance with the Investment Guidelines, Disclosure Documents, and Relevant Law at all times. During implementation of the Target Portfolio by FAV, if there are any changes to the Target Portfolio or if the Target Portfolio would no longer be in compliance with the Investment Guidelines, Disclosure Documents, and Relevant Law, Money Manager shall provide FAV with an updated Target Portfolio.

(c)	FAV shall use commercially reasonable efforts to implement the Target Portfolio.

[Signature Page Follows]

This Discretionary Portfolio Management Contract is effective as of the date set forth on the cover page hereof.

[Insert Money Manager’s Name Here]	Venerable Investment Advisers, LLC,
an investment adviser for Investment Company	as an investment adviser for Investment Company

BY: __________________________________	BY: __________________________________

NAME: _______________________________	NAME: _______________________________

TITLE: ________________________________	TITLE: ________________________________

DATE: ________________________________	DATE: ________________________________

Franklin Advisers, Inc.

as an investment adviser for Investment Company

BY: __________________________________

NAME: _______________________________

TITLE: ________________________________

DATE: ________________________________

EXHIBITS:	A.	Funds Subject to Contract
B.	Records to be Maintained by Money Manager
C.	Fees for Investment Management Services
D.	Authorized Persons
E.	Notice Information

EXHIBIT A

FUNDS SUBJECT TO DISCRETIONARY PORTFOLIO MANAGEMENT CONTRACT

EXHIBIT B

RECORDS TO BE MAINTAINED BY MONEY MANAGER

*1.	A record of each brokerage order, and all other portfolio purchases and sales, given by Money Manager or on behalf of the Investment Company for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.	The name of the broker,
B.	The terms and conditions of the order, and of any modification or cancellation thereof,
C.	The time of entry or cancellation,
D.	The price at which executed,
E.	The time of receipt of report of execution, and
F.	The name of the person who placed the order on behalf of the Investment Company (1940 Act Rule, 31a-1(b)(5) and (6)).

*2.	A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to brokers or dealers, and the division of brokerage commissions or other compensation on such purchase and sale orders. The record:

A.	Shall include the consideration given to:

(i)	The sale of shares of the Investment Company.
(ii)	The supplying of services or benefits by brokers or dealers to:

(a)	The Investment Company,
(b)	The Investment Management Company,
(c)	Yourself (i.e., the Money Manager), and
(d)	Any person other than the foregoing.

(iii)	Any other considerations other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.

C.	Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

D.	The identities of the persons responsible for making the determination of such allocation and such division of brokerage commissions or other compensation (1940 Act, Rule 31a-1(b)(9)).

*3.	A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of portfolio securities (1940 Act, Rule 31a-1(b)(10)) and such other information as is appropriate to support the authorization.**

4.	Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record Money Manager’s transactions on behalf of the Investment Company (1940 Act, Rule 31a-1(f)).

*	Maintained as property of the Investment Company pursuant to 1940 Act Rule 31a-3(a).
**	Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold), and any internal reports or portfolio manager reviews.

EXHIBIT C
FEES FOR INVESTMENT MANAGEMENT SERVICES

[Insert Money Manager’s Name Here]

IN RESPECT OF VENERABLE VARIABLE INSURANCE TRUST

[Insert Fund Name Here]

% of the average daily net assets of the portion of the Fund for which the Money Manager provides services as directed by FAV.

EXHIBIT D

AUTHORIZED PERSONS

Authorized Persons of VIA:

(a)	Execution and Termination of Discretionary Portfolio Management Contract and Amendments:

Timothy W. Brown, EVP, President

Michal Levy, SVP, Head of VIA

Authorized Persons of FAV:

(a)	Execution and Termination of Discretionary Portfolio Management Contract and Amendments:

Edward D. Perks	President
Michael P. McCarthy	Executive Vice President
Wylie A. Tollette	Executive Vice President
Nick Hooten	Senior Vice President

(b)	Amending Investment Guidelines to Discretionary Portfolio Management Contract:

Those persons listed in section (a); and

Bjorn A. Davis	Chief Compliance Officer

Authorized Persons of Money Manager:

(a)	Execution of Discretionary Portfolio Management Contract and Amendments and Acknowledgement of Termination:

(b)	Acknowledgement of Receipt of Amended Investment Guidelines to Discretionary Portfolio Management Contract:

EXHIBIT E

NOTICE INFORMATION

1.	VIA

Attention:	VIA General Counsel

Address:	1475 Dunwoody Drive

Suite 200

West Chester, PA 19380

Email:	VIAlegal@venerable.com

2.	FAV

Attention:	General Counsel

Address:	Franklin Templeton

Legal Department

One Franklin Parkway

San Mateo, CA 94403

Email:	FTSubadvisedTeam@franklintempleton.com

3.	Money Manager